WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO	Home Office: Columbus, Ohio Administrative Office:
(A STOCK COMPANY)	[P.O. Box 5068 Clearwater, FL 33758]

IN THIS POLICY, the Primary Insured is named on the Policy Schedule page. Western Reserve Life Assurance Co. of Ohio will be referred to as We, Our or Us.

IF THE PRIMARY INSURED DIES while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Primary Insured’s death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy. This Policy is a legal contract between the Owner and Us. If the Owner chooses to exercise any of the rights of this Policy, it may result in termination of the benefits provided under certain Riders. READ THE POLICY CAREFULLY.

IN WITNESS WHEREOF, We have signed this Policy at Our Administrative Office in [Clearwater, Florida] as of the Policy Date.

Secretary	President

RIGHT TO EXAMINE POLICY

The Owner may cancel this Policy by returning it to Us at [4333 Edgewood Road N.E., Cedar Rapids, IA 52499], or to the representative through whom it was purchased, within 10 days of receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1.   The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus

2.   The total amounts of Monthly Deductions made and any other charges imposed on amounts allocated to the Accounts; plus

3.   The value of the amounts allocated to the Accounts on the date We or Our agent receives the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured

Flexible Premiums Payable During Lifetime of Primary Insured

Non Participating -- No Dividends

Some Benefits Reflect Investment Results

VL12

POLICY GUIDE

Policy Schedule	3	Protection of Proceeds	10
Definitions	5	Death Benefit Provisions	10
Accounts	5	Death Benefit	10
Administrative Office	5	Specified Amount	10
Amount at Risk	5	Option Type	10
Attained Age	5	Compliance with Federal Tax Code	11
Anniversary	5	Changes	12
Base Policy	5	Death Benefit Proceeds	13
Beneficiary	5	Premium Provisions	13
Cash Value	5	Payment	13
Death Benefit Proceeds	5	Premiums	13
Fixed Account	5	Grace Period	13
Funds	5	No Lapse Guarantee	14
Guaranteed Death Benefit Measure	5	Guaranteed Death Benefit Measure	14
Guaranteed Death Benefit		Guaranteed Death Benefit
Measure Credit Rate	5	Measure Monthly Premium	14
Guaranteed Death Benefit		Reinstatement	15
Measure Monthly Premium	6	Separate Account Provisions	15
In Force	6	The Separate Account	15
Initial Premium	6	Subaccounts	15
Internal Revenue Code	6	Market Timing	16
Issue Age	6	Transfers	16
Lapse	6	Changes	16
Mailing Address	6	Unit Value	17
Monthiversary	6	Fixed Account Provisions	18
Monthly Deduction	6	Fixed Account	18
Net Premium	6	Fixed Account Interest Rate	18
Net Surrender Value	6	Transfers	18
No Lapse Guarantee	6	Policy Value Provisions	18
Planned Premium	6	Net Premium	18
Policy Date	6	Allocation of Net Premiums	19
Qualified Additional Benefit	7	Monthly Deductions	19
Reallocation Account	7	Recovery of Monthly Deductions	19
Reallocation Date	7	Monthly Policy Charge	19
Record Date	7	Monthly Cost of Insurance	19
Reinstatement	7	Monthly Cost of Insurance Rates	20
Rider	7	Monthly Per Unit Charge	20
SEC	7	Subaccount Value	21
Separate Account	7	Fixed Account Value	21
Subaccount	7	Cash Value	21
Surrender	7	Surrender	21
Termination	7	Net Surrender Value	22
Valuation Date	7	Surrender Charge	22
Valuation Period	7	Withdrawals	22
Written Notice	7	Continuation of Insurance	23
General Provisions	8	Insufficient Value	23
The Policy	8	Basis of Computations	23
Ownership	8	Policy Loans	23
Beneficiary	8	Settlement Options	24
Assignment	9	Effective Date and First Payment Due	24
Incontestability	9	Improvement of Monthly Annuity	24
Suicide	9	Availability	24
Issue Age and Sex	9	Age	24
Annual Report	9	Proof of Age and Sex	25
Termination	9	Proof of Survival	25
Policy Payment	10	Interest and Mortality	25
Conversion Rights	10	Table of Optional Methods of Settlement	25

VL12	Page 2

Western Reserve Life Assurance Co. of Ohio

Administrative Office: [Clearwater, Florida]

Policy Schedule

Policy Number:	0112345678

Primary Insured:	JOHN DOE	Policy Date:	September 01, 2006
Issue Age And Sex:	35 - Male	Record Date:	September 01, 2006
Specified Amount:	$50,000.00	Reallocation Date:	September 21, 2006
Option Type:	A	Guaranteed Death Benefit
Planned Premium:	$600.00	Measure Monthly Premium:	$33.38
Payment Frequency:	Annually	Guaranteed Death Benefit
Initial Premium:	$600.00	Measure Credit Rate:	[5%]
Rate Class:	Non-Tobacco
Rate Band:	Band 1

Life Insurance Compliance Test:		Guideline Premium Test

Minimum Specified Amount
Band 1:		$50,000.00
Band 2:		$500,000.00
Band 3:		$1,000,000.00

Separate Account Provisions

Separate Account:		[WRL Series Life Account]

Mortality and Expense Risk Charge
Policy Years 1-5:		.00% (Annually)
Policy Years 6+:
	Current:	[.00% (Annually)]
	Guaranteed:	.50% (Annually)

Reallocation Account:		Fixed Account

Policy Value Provisions

Net Premium Factor
Policy Year 1:		[97.00%-100.00%]
Policy Years 2+:		97.00%

Monthly Policy Charge
Initial (Guaranteed for the First Policy Year):		[$ 8.00]
Guaranteed:		$15.00

Monthly Per Unit Charge per $1,000 of Specified Amount:
Current
Policy Years 1-8:		[.09]
Policy Years 9-Age 100:		[.00]
Guaranteed:		.09

Fixed Account Value Limit:		[$250,000.00-$1,000,000.00]

VL12	Page 3

Western Reserve Life Assurance Co. of Ohio

Administrative Office: [Clearwater, Florida]

Policy Schedule (continued)

Policy Number:	0112345678

Limitation Percentage

The Limitation Percentage is a percentage based on the Primary Insured’s Attained Age at the beginning of the policy year and is used in calculating the death benefit as shown in the Option Type section of the Death Benefit Provisions.

For The Guideline Premium Test, the Limitation Percentages are as follows:

Primary Insured’s Attained Age	Limitation Percentage
40 and under	250%
41 through 45	250% minus 7% for each Age over Age 40
46 through 50	215% minus 6% for each Age over Age 45
51 through 55	185% minus 7% for each Age over Age 50
56 through 60	150% minus 4% for each Age over Age 55
61 through 65	130% minus 2% for each Age over Age 60
66 through 70	120% minus 1% for each Age over Age 65
71 through 75	115% minus 2% for each Age over Age 70
76 through 90	105%
91 through 95	105% minus 1% for each Age over Age 90
96 through 99	100%
100 plus	101%

VL12	Page 3A

Western Reserve Life Assurance Co. of Ohio

Administrative Office: [Clearwater, Florida]

Policy Schedule (continued)

Policy Number:	0112345678

Table of Surrender Charges

(Per $1,000 of Initial Specified Amount as of the Policy Date)

The Table of Surrender Charges is applicable only to the Initial Specified Amount. Upon any increase to the Specified Amount, an additional Surrender Charge will be incurred.

Specified Amount:	$50,000.00
Policy Date:	September 01, 2006

End of Year*	Surrender Charge

AT ISSUE	$15.52
1	15.52
2	15.52
3	15.52
4	15.52
5	15.52
6	13.97
7	12.42
8	10.86
9	9.31
10	7.76
11	6.21
12	4.66
13	3.10
14	1.55
15+	0.00

*The Surrender Charge on any date other than an end of year will be pro-rated between the two end of year charges.

VL12	Page 3B

Western Reserve Life Assurance Co. of Ohio

Administrative Office: [Clearwater, Florida]

Rider Information

Policy Number:	0112345678	Monthly Deduction

[NONE]

The Monthly Deductions shown above are applicable for the first policy month. For Monthly Deductions after the first policy month, refer to the Rider form.

VL12	Page 4

Western Reserve Life Assurance Co. of Ohio

Administrative Office: [Clearwater, Florida]

Policy Schedule (continued)

Policy Number:	0112345678

Table of Guaranteed Maximum Life Insurance Rates

Guaranteed Rate Basis for Initial Specified Amount on Primary Insured

Commissioners 1980 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

John Doe
Male Lives
Non-Tobacco

Current Cost of Insurance Rates are less than or equal to the Guaranteed Rates. We guarantee that for the first [3] years from issue the current Cost of Insurance Rates will not change.

Current Monthly Cost of Insurance Rates per $1,000

Attained Age	Monthly Rate
35	.03504
36	.04258
37	.05552

Guaranteed Monthly Cost of Insurance Rates Per $1,000

Attained Age	Monthly Rate	Attained Age	Monthly Rate
38	.17250	69	2.74833
39	.18416	70	3.03666
40	.19833	71	3.36583
41	.21333	72	3.74583
42	.22916	73	4.17583
43	.24666	74	4.64833
44	.26583	75	5.15333
45	.28750	76	5.68666
46	.31083	77	6.24416
47	.33583	78	6.82916
48	.36333	79	7.45999
49	.39333	80	8.15666
50	.42750	81	8.93750
51	.46666	82	9.81833
52	.51166	83	10.79499
53	.56333	84	11.84833
54	.62083	85	12.95416
55	.68500	86	14.09833
56	.75500	87	15.26333
57	.82916	88	16.44416
58	.91166	89	17.65749
59	1.00416	90	18.92083
60	1.10750	91	20.26333
61	1.22250	92	21.73500
62	1.35500	93	23.47916
63	1.50499	94	25.81916
64	1.67166	95	29.32166
65	1.85416	96	35.08249
66	2.05166	97	45.08333
67	2.26333	98	62.09583
68	2.49333	99	83.33333

VL12	4A

DEFINITIONS

Accounts	Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

Administrative Office	Our office located in [Clearwater, Florida].

Amount at Risk	The death benefit, as described in the Death Benefit Provisions, less the Cash Value of the Policy.

Attained Age	The Issue Age plus the number of completed policy years.

Anniversary	The same day and month as the policy date for each succeeding year the Policy remains In Force.

Base Policy	The Policy excluding any attached Riders.

Beneficiary	The person or persons specified by the Owner to receive the Death Benefit Proceeds upon the death of the Primary Insured.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Death Benefit Proceeds	The amount payable upon the death of the Primary Insured in accordance with the Death Benefit Provisions.

Fixed Account

An allocation option other than the Separate Account. The Fixed Account is part of Our general account. The portion of the Cash Value in the Fixed Account will earn interest as described in the Fixed Account Provisions.

Funds

Designated mutual fund(s) registered with the SEC as investment companies under the Investment Company Act of 1940. Each Subaccount invests Net Premiums allocated to the Subaccount in a corresponding portfolio of a Fund.

Guaranteed Death Benefit Measure

A figure calculated on each Monthiversary that is used in determining whether the No Lapse Guarantee is in effect. The Guaranteed Death Benefit Measure is not used to determine the Cash Value, the Net Surrender Value or the amount of the Death Benefit.

Guaranteed Death Benefit Measure Credit Rate

A rate used in accumulating the Guaranteed Death Benefit Measure. This calculation provides an incentive for early payment of premiums into the Fixed Account to build the No Lapse Guarantee, but the Guaranteed Death Benefit Measure Credit is not a monetary credit to the Cash Value, the Net Surrender Value or the amount of the Death Benefit. The Guaranteed Death Benefit Measure Credit Rate is shown on the Policy Schedule pages.

VL12	Page 5

Guaranteed Death Benefit Measure Monthly Premium

An amount subtracted from the Guaranteed Death Benefit Measure each month. This is the minimum monthly premium or transfer into the Fixed Account to keep the No Lapse Guarantee in effect if there are no early or late payments into the Fixed Account and there are no transfers, withdrawals or loans taken out of the Fixed Account. The Guaranteed Death Benefit Measure Monthly Premium at issue is shown on the Policy Schedule pages.

In Force	Condition under which the coverage of the Policy or Rider, if any, is active.

Initial Premium	The amount which must be paid before coverage begins. The Initial Premium is shown on the Policy Schedule pages.

Internal Revenue Code	The Internal Revenue Code of 1986, as amended.

Issue Age	The age of the Primary Insured, in years, on his or her birthday on or prior to the Policy Date.

Lapse	Termination of the Policy at the end of the grace period.

Mailing Office	Our office located at [4333 Edgewood Road. N.E., Cedar Rapids, Iowa 52499].

Monthiversary	The day of each month coinciding with the Policy Date. If there is no day in a calendar month that coincides with the Policy Date, the Monthiversary will be the first day of the following month.

Monthly Deduction	Set of charges We deduct from the unloaned portion of the Fixed Account on each Monthiversary.

Net Premium	The portion of the premium available for allocation as set forth in the Policy Value Provisions.

Net Surrender Value	The amount payable upon Surrender in accordance with the Policy Value Provisions.

No Lapse Guarantee	The guarantee that We will not begin a grace period or lapse the Policy as long as the premium requirements of the Guaranteed Death Benefit Measure are met, as described in the Premium Provisions.

Planned Premium

Premiums paid according to a periodic payment schedule, which allows the Owner to pay level premiums at fixed intervals over a specified period of time. Planned Premiums are not required to be paid according to their schedule. The Owner may change the amount, frequency, and period over which Planned Premiums are paid.

Policy Date	The date coverage is effective and Monthly Deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule pages.

VL12	Page 6

Qualified Additional Benefit	Any Rider providing coverage for a Qualified Additional Benefit under Section 7702 of the Internal Revenue Code.

Reallocation Account	A portion of the Fixed Account where We hold the Net Premium(s) from the Record Date until the Reallocation Date.

Reallocation Date	The date on which any premiums are reallocated from the Reallocation Account to the Accounts as elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule pages.

Record Date	The date the Policy is recorded on Our books as an In Force Policy. The Record Date is shown on the Policy Schedule pages.

Reinstatement	Restoration of coverage under the Policy after it has Lapsed. Reinstatement is subject to the requirements of the Reinstatement section of the Premium Provisions.

Rider	Any attachment to the Policy which provides additional coverage or benefits.

SEC	The United States Securities and Exchange Commission.

Separate Account	A separate investment account shown on the Policy Schedule pages that is composed of several Subaccounts established to receive and invest Net Premiums under the Policy.

Subaccount	A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Fund portfolio.

Surrender	The Termination of the Policy at the option of the Owner.

Termination	Condition under which the Policy or any Rider is no longer In Force.

Valuation Date	Any date We are required by law to value the assets of the Separate Account.

Valuation Period	The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

Written Notice	A notice by the Owner to Us requesting or exercising a right of the Owner as provided by the provisions of the Policy. In order for a notice to be considered a Written Notice:

1.     It must be in writing and signed by the Owner;

2.     It must be in a form acceptable to Us; and

3.     It must contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested or for the Owner to exercise the right specified.

A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our Mailing Office.

VL12	Page 7

GENERAL PROVISIONS

The Policy

The Policy is issued in consideration of the attached application and payment of the Initial Premium. The Policy, the attached application and any additional applications at the time of Reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void the Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

Upon notice to the Owner, We may amend the Policy:

1.     To make the Policy comply with any law or regulation issued by a government agency to which We are subject;

2.     To assure qualification of the Policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies; or

3.     To reflect a change in the operation of the Separate Account.

In the event that We so amend the Policy, We will send the Owner a copy of the amendment. The Owner may refuse such amendment by giving us notice in writing. Any refusal, however, may have adverse tax or other consequences to the Owner.

Ownership

The Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under the Policy during the Primary Insured’s lifetime, including the right to transfer ownership. If the Owner should die during the Primary Insured’s lifetime, ownership of the Policy will pass to the Owner’s estate if no Contingent Owner is named.

We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, the Policy must be returned to Our Mailing Office for endorsement.

Beneficiary

The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable upon the death of the Primary Insured. If the Beneficiary dies before the Primary Insured, the Contingent Beneficiary, if named, becomes the Beneficiary.

If any Beneficiary dies at the same time as the Primary Insured, or within 30 days after the Primary Insured, that Beneficiary’s interest in the death benefit will end if We have not paid any benefits to that Beneficiary. If the interests of all designated Beneficiaries have ended when the Primary Insured dies, We will pay the death benefit to the Owner. If the Owner is not living at that time, We will pay the death benefit to the Owner’s estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received by Us. If We request, the Policy must be returned to Our Mailing Office for endorsement.

VL12	Page 8

Assignment

The Policy may be assigned. We will not be bound by any assignment unless it is made by Written Notice and received at Our Mailing Office. The assignment will be effective on the date it was signed; however, no change will apply to any payment We made before the Written Notice was received by Us. We assume no responsibility for the validity of any assignment.

Incontestability

The Policy shall be incontestable after it has been In Force for two years from the Policy Date during the lifetime of the Primary Insured. For any portion of the Specified Amount that is issued as a result of a conversion, the contestability period is measured from the later of the policy date of the policy that was converted or the latest effective date of reinstatement of the converted policy.

A new two-year contestability period shall apply to each increase in Specified Amount that requires evidence of insurability, on the effective date of the increase. The new contestability period shall apply only to statements made in the application for the increase.

If the Policy is reinstated, a new two year contestability period (in addition to any remaining contestability period) shall apply from the date of the application for Reinstatement and will apply only to statements made in the application for Reinstatement.

Suicide

If the Primary Insured dies by suicide, while sane or insane, within two years from the Policy Date, or two years from the effective date of any Reinstatement of the Policy, the Policy shall terminate and Our total liability, including all Riders attached to the Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period. For any portion of the Specified Amount that is issued as a result of a conversion, the suicide period is measured from the later of the policy date of the policy that was converted or the latest effective date of reinstatement of the converted policy.

If the Primary Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in insurance that requires evidence of insurability, Our total liability with respect to such increase will be its Cost of Insurance charges and any Monthly Per Unit Charges.

Issue Age and Sex

If the Primary Insured’s date of birth or sex is not correctly stated, the death benefit will be adjusted based on what the Cost of Insurance charge and Monthly Per Unit Charge for the most recent Monthly Deduction would have purchased based on the Primary Insured’s correct date of birth and sex. No adjustment will be made to the Cash Value.

Annual Report	We will send a report to the Owner at least once a year.

Termination	The Policy will terminate on the earliest of:

1. The date of the Primary Insured’s death; 2. The end of the grace period; or 3. The date of Surrender.

VL12	Page 9

Policy Payment	All proceeds to be paid upon Termination will be paid in one sum unless otherwise elected under the Settlement Options of the Policy.

All payments and transfers from the Subaccounts will be processed as provided in the Policy, unless one of the following situations exists:

1. The New York Stock Exchange is closed; 2. The SEC requires that trading be restricted or declares an emergency; or 3. The SEC allows Us to defer payments to protect Our policyowners.

We may defer payments of any Fixed Account values for the period permitted by law, but not for more than six months.

Conversion Rights	At any time upon written request within the first two policy years, the Owner may elect to transfer all Subaccount Values to the Fixed Account without a transfer charge.

Protection of Proceeds

Unless the Owner so directs in writing, no Beneficiary may assign any payments under the Policy before such payment is due. To the extent permitted by law, no payments under the Policy will be subject to the claims of creditors of any Beneficiary.

DEATH BENEFIT PROVISIONS

Death Benefit	The death benefit is based upon the Specified Amount, Option Type, and the Life Insurance Compliance Test applicable at the time of death.

Specified Amount	The Specified Amount is shown on the Policy Schedule pages, unless changed in accordance with the Changes section of this provision or by Rider, or reduced by a cash withdrawal.

Option Type	The Option Type is shown on the Policy Schedule pages, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greatest of:

1. The Specified Amount; or 2. The minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:

a.   Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of the Policy on the date of the Primary Insured’s death; or

b.   Cash Value Accumulation Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the difference of the Cash Value of the Policy on the date of the Primary Insured’s death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured’s death, as shown on the Policy Schedule pages; or

3. The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

VL12	Page 10

If Option Type B is in effect, the death benefit is the greatest of:

1.     The Specified Amount plus the Cash Value of the Policy on the date of the Primary Insured’s death; or

2.     The minimum death benefit a or b below, corresponding to the Life Insurance Compliance Test shown on the Policy Schedule pages:

a.   Guideline Premium Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the Cash Value of the Policy on the date of the Primary Insured’s death; or

b.   Cash Value Accumulation Test: The Limitation Percentage as shown on the Policy Schedule pages, multiplied by the difference of the Cash Value of the Policy on the date of the Primary Insured’s death and any applicable Net Single Premium for Riders (which are Qualified Additional Benefits) on the date of the Primary Insured’s death, as shown on the Policy Schedule pages; or

3. The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

If Option Type C is in effect, the death benefit is the greatest of:

1.     The Option Type A benefit; or

2.     The Specified Amount multiplied by the factor K, plus the Cash Value of the Policy on the date of the Primary Insured’s death, where the factor K is equal to the lesser of:

a. 1; or b. .04 multiplied by (95 minus the Primary Insured’s Attained Age at death).

The factor K will never be less than zero; or

3. The amount required for the Policy to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code.

Compliance with Federal Tax Code

The Policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The provisions of the Policy (including any Rider or endorsement) will be interpreted or amended to ensure such qualification, regardless of any language to the contrary.

To the extent that the death benefit is increased to maintain qualification as a life insurance policy, We will make appropriate adjustments to any Monthly Deductions and any supplemental coverage and benefits (retroactively and prospectively) that are consistent with such an increase. We may deduct retroactive adjustments from the Cash Value or from any death benefits payable. Prospective adjustments will be reflected in the Monthly Deductions.

The Owner may choose either the Guideline Premium Test or the Cash Value Accumulation Test to qualify the Policy as a life insurance contract under Section 7702. The choice made by the Owner is shown on the Policy Schedule pages as Life Insurance Compliance Test. Once made, the choice may not be changed.

VL12	Page 11

Changes

After the third policy year, the Owner may change the Option Type by Written Notice. Changes will be effective on the first Monthiversary on or next following the day We receive Written Notice. No Changes in Option Type will be allowed if the resulting Specified Amount would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages.

We will adjust the Specified Amount so that the Amount at Risk, on the effective date of change to a new Option Type, is the same as under the prior Option Type.

The Specified Amount may be increased at any time, and may be decreased at any time after the third policy year, by Written Notice. Until the later of the end of the Surrender Charge period or the Anniversary on or following the Primary Insured’s 65th birthday, We may limit any decrease to no more than 20% of the then current Specified Amount. All changes to the Specified Amount are subject to the following:

1. Any decrease will become effective on the first Monthiversary on or next following the date We receive Written Notice. Any such decrease will reduce the Specified Amount in the following order:

a.   Against the Specified Amount provided by the most recent increase;

b.   Against the next most recent increases successively; and

c.   Against the Specified Amount provided under the original application.

No decrease will be allowed if:

a.   The Specified Amount after any requested decrease would be less than the Band 1 Minimum Specified Amount shown on the Policy Schedule pages; or

b.   The requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the Internal Revenue Code and applicable regulations; or

c.   The decrease would cause the Policy to enter a grace period.

2.     Any request for an increase in Specified Amount must be applied for on a supplemental application, and it must include evidence of insurability satisfactory to Us. Such increase, if approved by Us, will become effective on the first Monthiversary on or next following Our written approval. Requested increases in Specified Amount must be for a minimum of $10,000, and must be applied for prior to the Primary Insured’s 86th birthday.

Only one change in the Option Type will be allowed within each policy year, and only one change in the Specified Amount will be allowed within each policy year. Changes to Option Type are permitted prior to the Anniversary on or following the Primary Insured’s 95th birthday.

If the Specified Amount is changed and the resulting Specified Amount causes a change in the Rate Band, the Cost of Insurance and Monthly Per Unit Charges for the new Rate Band will apply starting with the effective date of the change.

VL12	Page 12

Death Benefit Proceeds

The Death Benefit Proceeds is the amount payable by Us under the Policy, provided the Policy has not terminated prior to the death of the Primary Insured. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

1. The death benefit; minus 2. Any Monthly Deductions due under the Recovery of Monthly Deductions provision; minus 3. Any outstanding policy loans; minus 4. Any accrued loan interest.

PREMIUM PROVISIONS

Payment	The Initial Premium shown on the Policy Schedule pages must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at Our Mailing Office.

Premiums	The amount and frequency of Planned Premiums are shown on the Policy Schedule pages. The amount and frequency may be changed upon request, subject to Our approval.

While the Policy is In Force, additional premiums may be paid at any time. We may limit or refund any premium if:

1.     The amount is below Our current minimum payment requirement; or

2.     The premium would increase the death benefit by more than the amount of the premium; or

3.     The premium would disqualify the Policy as a life insurance contract as defined by the Internal Revenue Code and applicable regulations.

We may require evidence of insurability before accepting a premium that would increase the death benefit by more than the amount of the premium.

No future payments will be accepted after the Anniversary on or following the Primary Insured’s 100th birthday, with the exception of loan interest and loan repayments.

Grace Period

Except as described in the No Lapse Guarantee provision, if the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deduction on such day, We will mail a grace period notice to the Owner’s last known address and to any assignee of record. In the notice, a grace period of 61 days is allowed for payment of premiums after the mailing date of the notice. The notice also shows the minimum payment required and the final date on which such payment must be received by Us to keep the Policy In Force. The Policy will remain In Force during the grace period. If the minimum amount due is not received by Us within the grace period, all coverage under the Policy and any Riders will terminate, without value, at the end of the grace period.

VL12	Page 13

No Lapse Guarantee	The Policy includes a No Lapse Guarantee. The No Lapse Guarantee will be in effect and the Policy will not enter the grace period if:

1. The Guaranteed Death Benefit Measure is at least zero; and
2. The Policy has not lapsed and been reinstated.

If the unloaned portion of the Fixed Account minus any Surrender Charge on any Monthiversary is not sufficient to cover the Monthly Deduction due on such day and the No Lapse Guarantee is in effect, the excess amount due will not be taken from the Subaccounts. Please refer to the Recovery of Monthly Deductions section of the Policy Value Provisions for further details.

If the unloaned portion of the Fixed Account minus any Surrender Charge on any Monthiversary is not sufficient to cover the Monthly Deduction due on such day and the No Lapse Guarantee is not in effect, but the Subaccount values are sufficient, We will mail a transfer/fixed account funding notice to the Owner’s last known address and to any assignee of record. In the notice, a period of two Monthiversaries is allowed for the Owner to pay an additional premium into the Fixed Account, make a transfer from the Subaccounts to the Fixed Account or repay any loans to the Fixed Account. The notice will also show the minimum payment required and the final date on which such payment must be received by Us in order to avoid an automatic transfer from the Subaccounts. If the minimum amount due is not received by Us within the stated period, a transfer of the minimum amount due will automatically be made on a pro rata basis from the Subaccounts to the Fixed Account.

If the No Lapse Guarantee is not in effect because the Guaranteed Death Benefit Measure falls below zero, the Owner may restore the No Lapse Guarantee by paying an additional premium into the Fixed Account, by transferring from the Subaccounts to the Fixed Account or by repaying loans to the Fixed Account.

Guaranteed Death Benefit Measure	On each Monthiversary, the Guaranteed Death Benefit Measure is equal to:
1. The Guaranteed Death Benefit Measure from the prior Monthiversary; plus
2. The Guaranteed Death Benefit Measure Credit Rate shown on the Policy Schedule pages applied to the Guaranteed Death Benefit Measure (if positive); plus
3. Net premiums, transfers and loan repayments into the Fixed Account during the prior month; minus
4. Transfers, withdrawals, loans and loan interest removed from the Fixed Account during the prior month; minus
5. The Guaranteed Death Benefit Measure Monthly Premium.

Guaranteed Death Benefit Measure Monthly Premium	On each Monthiversary, the Guaranteed Death Benefit Measure Monthly Premium is equal to:
1. The Guaranteed Death Benefit Measure Monthly Premium shown on the Policy Schedule pages; plus

2. The Guaranteed Death Benefit Measure Monthly Premium corridor (if applicable), which is equal to:

a. The amount at risk minus the Specified Amount (if this difference is positive); times b. The current cost of insurance for the most recent increase on the Policy: divided by c. 1,000.

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If the Specified Amount is increased or decreased or if there is a policy change, The Guaranteed Death Benefit Measure Monthly Premium will be adjusted at the time of the change. We will notify the Owner of the new Guaranteed Death Benefit Measure Monthly Premium.

Reinstatement	If the Policy Lapses, it may be reinstated subject to the following:

1.     Receipt at Our Mailing Office of a Written Notice requesting Reinstatement. Such notice must be within five years of the date of Termination;

2.     Receipt of evidence of insurability, satisfactory to Us;

3.     Receipt at Our Mailing Office of a premium sufficient to reinstate the Policy.

If reinstated, the required premium will be an amount sufficient to provide a net premium, as follows:

a.   Any uncollected Monthly Deductions due up to the time of Termination; plus

b.   Two Monthly Deductions due in advance at the time of Reinstatement; plus

c.    An amount sufficient to increase the Cash Value above the surrender charges in effect at the time of Reinstatement.

The effective date of Reinstatement shall be the date We approve the application for Reinstatement. The No Lapse Guarantee will not be reinstated. Any policy loan as of the date of Termination will not be reinstated. Any Cash Value equal to the policy loan on the date of Reinstatement will also not be reinstated. On the first Monthiversary following Reinstatement, the previously uncollected Monthly Deductions due up to the time of the Policy’s Termination date will be taken from the Cash Value.

SEPARATE ACCOUNT PROVISIONS

The Separate Account

The variable benefits under the Policy are provided through the Separate Account as shown on the Policy Schedule pages. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but no less frequently than monthly.

Subaccounts

The Separate Account has various Subaccounts with different objectives. We may add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio, determined at the end of each Valuation Period in accordance with applicable law.

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Market Timing

One or more of the designated Funds may be designed to accommodate large and frequent transfers. Large and frequent transfers may increase transaction costs and negatively affect performance of Subaccounts that invest in Fund(s) that are not designed to accommodate these types of transfers. We may reject any premium payment or transfer request if, in our judgment or in the judgment of any underlying fund, the payment or transfer or series of transfers would have a negative impact on the Subaccounts or Fund portfolios operations, or if a Fund portfolio would reject our purchase order. We may impose other restrictions on transfers, levy a transfer fee, or even prohibit transfers if the Owner, in our view, has abused, or appears likely to abuse, the transfer privilege. We may, at the direction of any underlying fund, provide Owner transaction data to the underlying fund and block Owner trades involving certain Subaccounts.

We may reject or restrict transfer requests or require that any transfer request be made in writing via United States Postal Service First Class mail, or any other reasonable remedial measures.

We may implement, administer and assess a charge for any fee or restriction imposed by a Fund, including redemption fees imposed by a Fund on Subaccount assets that are redeemed out of the Fund in connection with a transfer. The Fund determines the amount of any redemption fee, and the fee would be retained by or paid to the Fund. Any redemption fees imposed by a Fund would not be retained by or paid to Us.

Transfers

The Owner may transfer all or a portion of the Policy's value in each Subaccount to other Subaccounts or the Fixed Account subject to the limitations imposed under the Transfers section of the Fixed Account Provisions of the Policy. We may charge a $25 fee for each transfer in excess of one per policy month or twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Mailing Office. We may establish rules regarding, among other things, the minimum and maximum amounts you may transfer and the frequency of transfers.

If the unloaned portion of the Fixed Account minus any Surrender Charge on any Monthiversary is not sufficient to cover the Monthly Deduction due on such day and the No Lapse Guarantee is not in effect, but the Subaccount values are sufficient, we will process an automatic transfer from the Subaccounts to the Fixed Account as described in the No Lapse Guarantee section of the Premium Provisions.

Changes	As permitted by applicable law, We may make changes to the Separate Account and Subaccounts which may include:

1.

Transferring assets of the Separate Account or any Subaccount, which We determine to be associated with the class of contracts to which the Policy belongs, to another separate account or subaccount. In the event We make such a transfer, the term “Separate Account” or “Subaccount” as used in this Policy shall mean the separate account or subaccount to which We transfer the assets;

	2.	Removing, combining, or adding Subaccounts and making the combined or added Subaccounts available for allocation of Net Premiums;

	3.	Closing certain Subaccounts to allocations of new Net Premiums by current or new Owners;

VL12	Page 16

	4.	Combining the Separate Account or any Subaccount(s) with one or more different Separate Account(s) or Subaccount(s);

	5.	Establishing additional Separate Accounts or Subaccounts to invest in new portfolios of the Fund(s).

	6.	Operating the Separate Account as a management investment company;

	7.	Managing the Separate Account at the direction of a committee;

	8.	Endorsing the Policy, as permitted by law, to reflect changes to the Separate Account and Subaccounts as may be required by applicable law;

	9.	Changing the investment objective of a Subaccount;

	10.	Substituting, adding, or deleting Fund portfolios in which Subaccounts currently invest Net Premiums, to include portfolios of newly designated Funds;

	11.	Funding additional classes of variable life insurance contracts through the Separate Account; and

	12.	Restricting or eliminating any voting privileges of owners or other persons who have voting privileges in connection with the operation of the Separate Account.

As required by law or regulation, We will not make changes unless We first file a statement with and receive approval from the appropriate official of the state of Our domicile, or unless such change is deemed approved in accordance with law or regulation. If required, such approval of any change will also be filed with the insurance department of the state where the Policy is delivered.

Unit Value

Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

1.     The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Fund portfolio owned by the Subaccount times the net asset value per share; minus

2.     The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the daily net assets of the Subaccount, multiplied by the daily equivalent of the Mortality and Expense Risk Charge. The maximum annual factor for the Mortality and Expense Risk Charge is shown on the Policy Schedule pages; minus

3.     The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by

4. The number of outstanding units in the Subaccount.

The use of the unit value in determining policy values is described in the Policy Value Provisions.

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FIXED ACCOUNT PROVISIONS

Fixed Account

The Owner may allocate any portion of the Net Premiums to the Fixed Account. The Fixed Account is part of Our general account. Our general account consists of all assets that We own except those in the Separate Account and other separate accounts We may have. Except as limited by law, We have sole control over investment of the assets in Our general account. The Owner may allocate Net Premiums to the Fixed Account and transfer amounts between the Separate Account and the Fixed Account (subject to the following Transfers section).

Fixed Account Interest Rate

The Net Premium allocated to the Fixed Account will accrue interest from the Valuation Date on which We allocate it to the Fixed Account, as described in the Policy Value Provisions. Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 2% per year. We may declare from time to time various higher current interest rates on the unloaned portion of the Fixed Account. We will never declare an interest rate that is lower than the guaranteed minimum effective annual interest rate.

Transfers	On transfers from the Fixed Account to a Subaccount, We may impose the following limitations:

1.     Written Notice must be received by Us within 30 days after an Anniversary;

2.     The transfer will take place on the date We receive such Written Notice.

3.     The maximum amount that may be transferred is the greater of:

a. 25% of the amount in the Fixed Account; or b. The amount transferred in the prior policy year from the Fixed Account.

However, the transfer amount may not be greater than the unloaned portion of the Fixed Account on that date minus any Surrender Charge as of the previous Monthiversary.

Unless We otherwise consent, transfers or allocation of Premiums to the Fixed Account may be restricted if the Fixed Account Value excluding the loan reserve following the transfer or allocation will exceed the Fixed Account Value Limit shown on the Policy Schedule pages. This restriction will not apply to any transfer made under the Conversion Rights section of the General Provisions of the Policy. This restriction will also not apply to any transfer or allocation of Premiums to the Fixed Account necessary to increase the Guaranteed Death Benefit Measure to zero.

We may defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

POLICY VALUE PROVISIONS

Net Premium	The applicable Net Premium equals the premium paid multiplied by the Net Premium Factor shown on the Policy Schedule pages.

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Allocation of Net Premiums

Net Premiums will be allocated to the Subaccounts of the Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at Our Mailing Office. Any Net Premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All Net Premiums allocated prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's allocation as shown in the application.

We may limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

Monthly Deductions

On the Policy Date and each Monthiversary prior to the Anniversary on or following the Primary Insured’s 100th birthday, a Monthly Deduction will be taken from the unloaned portion of the Fixed Account equal to the sum of the following:

1.     The Monthly Policy Charge for the Policy;

2.     The Monthly Cost of Insurance for the Policy;

3.     The Monthly Per Unit Charge for the Policy; and

4.     The portion of the Monthly Deduction for benefits provided by Riders attached to the Policy.

The Monthly Deductions will be reduced to zero after the Anniversary on or following the Primary Insured’s 100th birthday.

Recovery of Monthly Deductions

If the unloaned portion of the Fixed Account minus any Surrender Charge on any Monthiversary is not sufficient to cover the Monthly Deduction due on such day, the Fixed Account may be negative. This may occur while the Policy is being supported by the No Lapse Guarantee, while a transfer/fixed account funding notice is pending or during the grace period. Any such negative values will be accrued without any accumulation of interest and must be repaid by the Owner out of future premiums or transfers from the Subaccounts to the Fixed Account. If the Primary Insured dies before the Owner pays the amount due, We will subtract the amount required to provide insurance to the date the Primary Insured died from any Death Benefit Proceeds.

Monthly Policy Charge

Both the Initial and Guaranteed Monthly Policy Charge are shown on the Policy Schedule pages. We may increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

Monthly Cost of Insurance	The Monthly Cost of Insurance on each Monthiversary is determined as follows:
1. Determine the death benefit on the Monthiversary.

2. Reduce the death benefit by the Cash Value on the Monthiversary in the following order until all Cash Value has been applied.

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a.   Against the Specified Amount provided under the original application;

b.   Against the Specified Amount provided by the oldest increase;

c.    Against the Specified Amount provided by the next oldest increase and each successive increase; and

d.   Against the Specified Amount provided by the most recent increase.

This results in the Amount at Risk for the Policy.

3. Divide the Amount at Risk by 1,000 to arrive at the number of thousands of Amount at Risk.

4. Multiply the number of thousands of Amount at Risk by the appropriate Monthly Cost of Insurance Rate(s) to arrive at the Monthly Cost of Insurance.

Monthly Cost of Insurance Rates

To determine the Monthly Cost of Insurance Rates, We will refer to the current Cost of Insurance rate tables in effect for the Policy using the Primary Insured’s sex and Issue Age, Rate Band, Rate Class and the duration from the Policy Date or from the date of any increase in Specified Amount. Different Monthly Cost of Insurance Rates may apply to increases in the Specified Amount following the Policy Date. Monthly Cost of Insurance Rates may be changed by Us from time to time. A change in the Cost of Insurance rates will apply to all persons of the same Attained Age, sex, Rate Band, Rate Class, and whose policies or increases have been in effect for the same length of time. The rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates on the Policy Schedule pages.

Monthly Per Unit Charge	The Monthly Per Unit Charge for the Policy and any Riders is part of the Monthly Deduction and is calculated each Monthiversary as follows:

1.      The Monthly Per Unit Charge for the Specified Amount on the Policy Date; plus

2.      The Monthly Per Unit Charge for any in-force Rider that has a Monthly Per Unit Charge; plus

3.      The Monthly Per Unit Charge for each increase in Specified Amount caused by either a Rider or a requested increase; less

4.      The Monthly Per Unit Charge for any Specified Amounts that have been decreased.

For each of items 1 to 3 above, the Monthly Per Unit Charge will be charged until the Primary Insured’s Attained Age 100. The Monthly Per Unit Charge rate on the Policy Date for the Policy and for each applicable Rider is shown on the Policy Schedule pages.

If the Specified Amount is increased, the Monthly Per Unit Charge for the Specified Amount increase will be charged until the Primary Insured’s Attained Age 100, and will be calculated as follows:

1. The increase in the Specified Amount, divided by 1,000, times 2. The Monthly Per Unit Charge rate.

The Monthly Per Unit Charge rate for each increase will be based on the Primary Insured’s Attained Age at the time of the increase.

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To calculate item 4 above, any decrease in the Specified Amount will reduce the Monthly Per Unit Charge then in effect by the amount of the Monthly Per Unit Charge associated with the Specified Amounts that were decreased.

The Primary Insured’s Sex, Issue Age and Rate Class in effect at the time of each Monthly Deduction and the duration from the Policy Date, or from the date of any increase, will be used to determine the appropriate Monthly Per Unit Charge rate(s) that apply to the calculation of the Monthly Per Unit Charge for each segment of the Specified Amount then In Force.

Subaccount Value	At the end of any Valuation Period, the Subaccount Value is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of that Subaccount.

The number of units that the Policy has in each Subaccount is equal to:

1.      The initial units purchased on the Reallocation Date; plus

2.      Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus

3.      Units purchased through transfers from another Subaccount or the Fixed Account; minus

4.      Any units that are redeemed to pay for cash withdrawals; minus

5.      Any units that are redeemed as part of a transfer to another Account.

The number of units purchased in or redeemed from a Subaccount is determined by dividing the dollar amount of each purchase or redemption by the unit value of the Subaccount as of the first Valuation Date on or following the date of purchase or redemption.

Fixed Account Value	On the Policy Date, the Fixed Account value is equal to the Net Premiums allocated to the Fixed Account less the first Monthly Deduction.

At the end of any Valuation Period, the Fixed Account value is equal to:

1.      All Net Premiums allocated to the Fixed Account; plus

2.      Any amounts transferred from a Subaccount to the Fixed Account; plus

3.      All interest credited to the Fixed Account; minus

4.      Any amounts charged to pay for Monthly Deductions; minus

5.      Any amounts withdrawn to pay for cash withdrawals; minus

6.      Any amounts transferred from the Fixed Account to a Subaccount.

Cash Value	At the end of any Valuation Period, the Cash Value of the Policy is equal to the sum of the Subaccount Values plus the Fixed Account value.

Surrender

While the Policy is In Force, the Owner may Surrender the Policy for the Net Surrender Value. Payment will usually be made within seven days of receipt of Written Notice, subject to the Policy Payment section of the General Provisions.

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Net Surrender Value	The Net Surrender Value is the amount payable upon Surrender of the Policy. At the end of any Valuation Period, the Net Surrender Value is equal to:

1. The Cash Value as of such date, minus 2. Any outstanding policy loan, minus 3. Any accrued loan interest, minus 4. Any Surrender Charge.

Surrender Charge

During the first fifteen (15) policy years, a Surrender Charge will be incurred upon Surrender of the Policy. This charge will be based upon the Table of Surrender Charges shown on the Policy Schedule pages. The Surrender Charge will also be capped as follows:

Starting fourteen (14) months after the Policy Issue Date, the Surrender Charge will be capped at the total of:

1. The unloaned portion of the Fixed Account; and
2. The portion of the Separate Account Cash Value that can be surrendered.

The portion of the Separate Account Cash Value that can be surrendered equals the entire Separate Account Cash Value on the fourteenth Monthiversary. Then it drops by 10% on each Monthiversary until it reaches zero on the twenty fourth Monthiversary.

The amount of the Separate Account Cash Value that is in excess of the portion that can be surrendered is not subject to the Surrender Charge. After the twenty fourth Monthiversary, the entire Separate Account Cash Value is not subject to the Surrender Charge.

During the first fifteen (15) years following each increase in the Specified Amount, an additional Surrender Charge will be effective based upon the amount of the increase and the Attained Age and Rate Class of the Primary Insured at the time of the increase.

No Surrender Charge is taken when a Specified Amount decrease occurs, and the full Surrender Charge remains in effect until Surrender of the Policy.

Withdrawals

Cash withdrawals may be made any time after the first policy year and while the Policy is In Force. Only one withdrawal is allowed during a policy year, and each withdrawal must be at least $500. During the first five policy years, the amount of a withdrawal from the Fixed Account may be limited to no more than 10% of the Fixed Account Net Surrender Value. After the first five policy years, the amount of a withdrawal from the Fixed Account may be limited to no more than the Fixed Account Net Surrender Value less $500. For all policy years after the first, withdrawals from the Separate Account are available up to the Separate Account Cash Value minus any Surrender Charge in the first two policy years and without limitation thereafter. The request for a withdrawal must be by Written Notice to Us. A processing fee of the lesser of 2% of the amount withdrawn or $25.00 will be deducted from each withdrawal amount and the balance paid to the Owner.

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When a withdrawal is made, the Cash Value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, or if the death benefit is Option Type C and the Attained Age is 71 or greater, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit Provisions. No withdrawal will be allowed if the resulting Specified Amount would be less than the Band 1 minimum Specified Amount shown on the Policy Schedule pages.

The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from the Subaccounts in accordance with the Owner's current premium allocation instructions. If this is not possible, the withdrawal amount will be withdrawn pro-rata from the Subaccounts until they are depleted, and then from the Fixed Account. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of the Policy.

Continuation of Insurance

Subject to the Grace Period and No Lapse Guarantee sections of the Premium Provisions, insurance coverage under the Policy and any benefits provided by Rider will be continued In Force until the Net Surrender Value is insufficient to cover Monthly Deductions. This provision shall not continue any Rider beyond the date of its Termination, as provided in the Rider.

Insufficient Value

If the Net Surrender Value on any Monthiversary is not sufficient to cover the Monthly Deductions then due, the Policy shall terminate subject to the Grace Period and No Lapse Guarantee sections of the Premium Provisions.

Basis of Computations

Policy values and reserves are at least equal to those required by law. If required, a detailed statement of the method of computation of values and reserves has been filed with the insurance department of the State in which the Policy was delivered.

Policy Loans

The Owner can borrow against the Policy. Loans from the Fixed Account can be taken up to the unloaned portion of the Fixed Account minus any Surrender Charge. Loans from the Separate Account are available up to the Separate Account Cash Value minus any Surrender Charge in the first two policy years, and without limitation thereafter. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. We will credit the amount in the loan reserve with an effective annual interest rate of 2.00%. The Owner may specify the Account(s) from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from the Subaccounts in accordance with the Owner's current premium allocation instructions. If this is not possible, the withdrawal amount will be withdrawn pro-rata from the Subaccounts until they are depleted, and then from the Fixed Account.

The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive a proper loan request, subject to the Policy Payment section of the General Provisions of the Policy. The Policy will be the sole security for the loan.

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While the Policy is In Force, any loan may be repaid. Any amounts received on the Policy will be considered premiums unless clearly marked as loan repayments.

On each policy Anniversary, We charge an annual interest rate on each policy loan. Interest not paid when due will be added to the loan and will bear interest up to the maximum policy loan rate. The annual interest rate is guaranteed not to exceed 3.00%. From time to time, We may declare various lower policy loan interest rates. We may also apply different loan interest rates to different parts of the loan.

We will declare a preferred loan charge rate on an amount equal to the Cash Value minus the cost basis. This cost basis is calculated as:

1.     The total of Premiums into the Policy; minus

2.     Withdrawals from the Policy; minus

3.     Outstanding loans and loan interest; plus

4.     The similarly calculated cost basis of any previous cash value life insurance policy that has been exchanged for the Policy under Section 1035 of the Internal Revenue Code.

After the Anniversary on or following the Primary Insured’s 100th birthday, all loans are considered preferred loans. The preferred loan interest rate charged is guaranteed not to exceed 2.25%.

At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. At each such time, if this amount plus any accrued loan interest exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, plus any accrued loan interest, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We may require that the transfer be directed to the Fixed Account if such loans were originally transferred from the Fixed Account.

SETTLEMENT OPTIONS

Effective Date and First Payment Due	The effective date of a settlement provision will be either the date of Surrender or the date of death. The first payment will be on the effective date of the settlement provision.

Improvement of Monthly Annuity	The payee will receive the greater of:
1. The income rate guaranteed in this Policy, or 2. Our income rates in effect at the time income payments commence.

Availability	If the payee is not a natural person, an optional method of settlement is only available with Our permission. No optional method of settlement is available if:

1. The payee is an assignee, or 2. The periodic payment is less than $100.

Age	Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

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Proof of Age and Sex

Prior to making the first payment under the Policy, We may require satisfactory evidence of the date of birth and sex of any payee. If required by law to ignore the differences in sex of any payee, annuity payments will be determined using unisex rates.

Proof of Survival	Prior to making any payment under the Policy, We may require satisfactory evidence that any payee is alive on the due date of such payment.

Interest and Mortality	All settlement options are based on the Annuity 2000 Mortality Table, if applicable, and a guaranteed annual interest rate of 2%.

TABLE OF OPTIONAL METHODS OF SETTLEMENT

DESCRIPTION AND TABLES OF MONTHLY INSTALLMENT

PER $1,000 OF PROCEEDS

Option A - Fixed Period

The proceeds will be paid in equal installments. The amount of each monthly installment is determined by multiplying the appropriate factor times the proceeds as of the effective date of settlement divided by $1,000. The installments will be paid over a fixed period determined from the following table:

Fixed Period (In Months)	Factor
60	17.49
120	9.18
180	6.42
240	5.04

Option B - Life Income		The proceeds will be paid in equal installments determined by the following table. Such payments are payable:

1.   During the payee’s lifetime only (Life Annuity); or

2.   During a 10-year fixed period certain and for the payee’s remaining lifetime (Certain Period); or

3.   Until the sum of installments paid equals the annuity proceeds applied and for the payee’s remaining lifetime (Installment Refund).

Payee’s	Life Annuity			Certain Period			Installment Refund
Age	Male	Female	Unisex	Male	Female	Unisex	Male	Female	Unisex
55	3.60	3.45	3.50	3.57	3.43	3.47	3.37	3.29	3.31
60	4.07	3.87	3.93	4.01	3.83	3.89	3.72	3.62	3.65
65	4.72	4.43	4.52	4.59	4.35	4.43	4.16	4.05	4.08
70	5.63	5.22	5.34	5.32	5.05	5.13	4.72	4.59	4.63
75	6.87	6.38	6.52	6.18	5.94	6.01	5.47	5.32	5.37
80	8.62	8.08	8.24	7.12	6.96	7.01	6.41	6.29	6.33
85	11.09	10.63	10.77	7.97	7.93	7.94	7.63	7.58	7.60
90	14.50	14.29	14.36	8.61	8.60	8.60	9.17	9.17	9.17

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Option C - Joint and Survivor Life Income		The proceeds will be paid in equal installments during the joint lifetime of two payees:

1. Continuing upon the death of the first payee for the remaining lifetime of the survivor, or						2. Reduced by one-third upon the death of the first payee and continuing for the remaining lifetime of the survivor.

Joint Life Income with Full Amount to Survivor						Joint Life Income with 2/3 to Survivor

	Female					Female
Male	55	60	65	70	75	Male	55	60	65	70	75
55	3.06	3.19	3.31	3.41	3.48	55	3.35	3.53	3.73	3.94	4.16
60	3.17	3.37	3.55	3.72	3.85	60	3.53	3.75	3.99	4.25	4.53
65	3.27	3.52	3.79	4.05	4.27	65	3.72	3.98	4.28	4.61	4.98
70	3.34	3.65	4.00	4.37	4.73	70	3.91	4.22	4.59	5.01	5.49
75	3.38	3.73	4.16	4.65	5.18	75	4.10	4.46	4.90	5.43	6.05

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WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

Flexible Premium Variable Life Insurance Policy

Death Benefit Proceeds Payable at Death of Primary Insured

Flexible Premiums Payable During Lifetime of Primary Insured

Non Participating -- No Dividends

Some Benefits Reflect Investment Results

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